SUBORDINATED PROMISSORY NOTE



$__________                                                   ____________, 1997


         FOR VALUE RECEIVED, the undersigned, Unidigital Inc., a Delaware corporation (the "Obligor"), hereby promises to pay to the order of ____________ _____ (the "Holder"), the principal sum of ___________________ Dollars ($________) payable as set forth below. The Obligor also promises to pay to the order of the Holder interest on the principal amount hereof at a rate per annum equal to (i) ten percent (10%) for the six-month period commencing on the date hereof; (ii) eleven percent (11%) for the six-month period commencing on the day immediately following the six-month anniversary of the date hereof; and (iii) twelve percent (12%) commencing on the day immediately following the first anniversary of the date hereof, which interest shall be payable at such time as the principal is due hereunder. Interest shall be calculated on the basis of a year of 365 days and for the number of days actually elapsed. Any amounts of interest and principal not paid when due shall bear interest at the maximum rate of interest allowed by applicable law. The payments of principal and interest hereunder shall be made in coin or currency of the United States of America which at the time of payment shall be legal tender therein for the payment of public and private debts.

         This Note shall be subject to the following additional terms and conditions:

         1. Payments. Principal shall be payable on the earlier of (i) ______ __, ___ or (ii) the date on which the Obligor consummates an underwritten public offering in an amount sufficient to pay all amounts due and owing to the Holder under this Note. In the event that any payment to be made hereunder shall be or become due on a Saturday, Sunday or any other day which is a legal bank holiday under the laws of the State of New York, such payment shall be or become due on the next succeeding business day. The rights of the Holder of this Note to receive payment of any principal or interest hereon is subject and subordinate to the prior payment of the principal of, and the interest and all other amounts (now or hereafter accruing or due) on, all indebtedness of the Obligor and/or its subsidiaries (whether now or hereafter existing or owed) to The Chase Manhattan Bank, whether such indebtedness is now outstanding or subsequently incurred, whether secured or unsecured, and any deferrals, renewals or extensions of such indebtedness, and to any notes or other evidences of such indebtedness and to any guarantees of such indebtedness (in the case of guarantees by the Obligor of indebtedness of any of its subsidiaries to said bank) (collectively, the "Senior Indebtedness"). No payments shall be made hereunder if the Obligor (or any of its subsidiaries) is in default under any of the Senior Indebtedness or if a payment hereunder would result in such a default and the Holder shall receive any payments prohibited hereby in trust for The Chase Manhattan Bank. Without limiting the foregoing, upon the occurrence of a default under this Note, no amount shall be paid by the Obligor hereon unless and until the principal of, and interest and other amounts then owing on, all Senior Indebtedness is paid in full.

         2. Prepayment. The Obligor shall have the right at any time to prepay the principal hereof in whole or in part, without premium or penalty, provided that interest on the principal hereof to be so prepaid, accrued to the date of such prepayment, shall be paid concurrently therewith.

         3. Put Option. Subject to the provisions of Section 1 hereof, at any time after the first anniversary of the date hereof, the Holder shall have the right and option (but not the obligation) to require that the Obligor repay the principal hereof in whole, together with all interest accrued thereon, without premium or penalty (the "Put Option"). In the event that the Holder exercises the Put Option, the Obligor shall, subject to the provisions of Section 1 hereof, pay all amounts due and owing to the Holder under this Note within thirty (30) days of receipt of notice that the Holder has exercised the Put Option.

         4. No Waiver. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

         5. Waiver of Presentment and Notice of Dishonor. The Obligor and all endorsers, guarantors and other parties that may be liable under this Note hereby waive presentment, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

         6. Place of Payment. All payments of principal of this Note and the interest due thereon shall be made at _______ or at such other place as the Holder may from time to time designate in writing.

         7. Events of Default. The entire unpaid principal amount of this Note and the interest due thereon shall, at the option of the Holder exercised by written notice to the Obligor, forthwith become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice, that is to say:

             a) if default shall be made in the due and punctual payment of the principal of this Note and the interest due thereon when and as the same shall become due and payable, whether at maturity, or by acceleration or otherwise, and such default shall have continued for a period of five days;

             b)   if the Obligor shall:

                  (i) admit in writing its inability to pay its debts generally as they become due;

                  (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

                  (iii)    make an assignment for the benefit of creditors;

                  (iv) consent to the appointment of a receiver of the whole or any substantial part of his property;

                  (v) on a petition in bankruptcy filed against him, be adjudicated a bankrupt; or

                  (vi) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

             c) if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Obligor, a receiver of the whole or any substantial part of Obligor's property, and such order, judgment or decree shall not be vacated or set aside or stayed within 90 days from the date of entry thereof; and

             d) if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Obligor's property and such custody or control shall not be terminated or stayed within 90 days from the date of assumption of such custody or control.

         8. Remedies. In case any one or more of the Events of Default specified in Section 7 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder; provided, however, that the Holder shall not proceed to protect and enforce its rights hereunder in the event that an event of default has occurred, and is continuing, under any of the Senior Indebtedness.

         9. Severability. In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         10. Governing Law. This Note and the rights and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the State of New York.

         11. Unsecured Obligations. The Holder hereby acknowledges that the obligations of the Obligor hereunder are unsecured.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered on the date first written above.


                                               UNIDIGITAL INC.


                                               ---------------------------------
                                               By: William E. Dye
                                                   President

                              SCHEDULE OF HOLDERS
                              -------------------

                                                Principal              Number of
                  Holder                      Amount of Note            Warrants
                  ------                      --------------           ---------
CRM - 1997 Enterprise Fund LLC                $  200,000                 20,000

CRM - Eurycleia, L.P.                            200,000                 20,000

CRM - U.S. Value Fund Ltd.                       200,000                 20,000

CRM - EFO Partners, L.P.                         200,000                 20,000

Ladd Equity Partners                             170,000                 17,000

CRM - EFO                                        100,000                 10,000

William A. Buik                                  100,000                 10,000

Dr. Eric Katz                                    100,000                 10,000

Jeffrey Leiderman c/o Ashley
Leiderman UGMA                                    50,000                  5,000

Marvin Eisenstadt                                 50,000                  5,000

Harvey Ginsberg & Co.                             30,000                  3,000
                                              ----------                -------
                               TOTAL:         $1,400,000                140,000
                                              ==========                =======